Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Perrigo Company for the registration of debt securities and to the incorporation by reference therein of our reports dated August 16, 2012, with respect to the consolidated financial statements and schedule of Perrigo Company, and the effectiveness of internal control over financial reporting of Perrigo Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

May 7, 2013